Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:  Alice Catalano
            (203)614-5185
             acatalan@czn.com


                CITIZENS UTILITIES ANNOUNCES 1997 FOURTH-QUARTER
                              AND YEAR-END RESULTS

Stamford, Connecticut, March 11, 1998 -Citizens Utilities' chief financial officer, Robert J. DeSantis, announced today 1997 fourth quarter and year ended December 31, 1997 financial results.
         For the fourth quarter, revenues grew 12% to $379 million over the $339 million reported for the corresponding 1996 quarter. Net income of $80 million increased 67% compared to net income of $48 million for the fourth quarter of 1996. Earnings per share of 32 cents for the fourth quarter of 1997 increased 69% from 19 cents for the fourth quarter of 1996 . Results for the fourth quarter 1997 included a one time after-tax gain of $51 million from the sale of a minority interest in the company's competitive local exchange subsidiary, Electric Lightwave, Inc.
         Full year 1997 revenues grew 8% to $1.4 billion from $1.3 billion in 1996. 1997 reported net income was $10 million and earnings per share was 4 cents, as compared to net income of $179 million and earnings per share of 70 cents in 1996. 1997 results were affected by two special items: a $135 million after-tax charge primarily related to the restructuring of the company's communications business and the $51 million after-tax gain from the sale of subsidiary stock. Absent these special items, 1997 earnings and earnings per share were $94 million and 37 cents, respectively. 1997 earnings and earnings per share also reflect the absorption of $34 million, or 9 cents per share, for Electric Lightwave's operating losses.
         Mr. DeSantis stated that, "Citizens Communications revenues increased 9% to $817 million in 1997 while annual revenue per access line grew 4% to $935, well above the industry average . All three major revenue components-- network access services, local network services and long distance services--showed positive gains. Annual access line growth of 5% continues to exceed the industry average while in territory toll minutes of use grew 6% and Citizens Long Distance toll minutes of use increased 120% over 1996."
         "Citizens Public Services 1997 revenues were $540 million, up 4% over 1996. 1997 operating income of $104 million increased 17% over the prior year. Citizens Public Services productivity measurements continue to top the industry with 475 customers per employee and $171,300 of net revenue per employee," Mr. DeSantis noted.
         Commenting on Electric Lightwave Mr. DeSantis stated, "the November 1997 initial public offering of Electric Lightwave common securities established a public market enterprise value for the subsidiary of approximately $1 billion. Citizens' 83% interest in this enterprise translates into approximately $830 million of value, or over $3.25 per share, for Citizens' shareholders. This value creation validates the $130 million of Electric Lightwave's aggregate operating losses which have impacted Citizens' earnings over the past several years. The initial public offering also provided funding for Electric Lightwave's expansion at the lowest cost of capital to Citizens shareholders and bondholders."
         Citizens Utilities (NYSE: CZN, CZNPr) provides Communications Services and Public Services including, natural gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 20 states. Citizens owns a controlling interest in Electric Lightwave, Inc.,(NASDAQ:ELIX), a leading full-service, facilities-based integrated communications services provider and has investments in Centennial Cellular Corp. (NASDAQ:CYCL), a cellular telephone company, and Hungarian Telephone and Cable Corp. (ASE: HTC).


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

                   Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data

                                                                                  For the year ended
                                                                                     December 31,
                                                                            --------------------------------
                                                                                                                 %
                                                                                     1997            1996      Change
(Dollars in thousands, except per share data)                               ---------------------------------------------
Income Statement Data
Revenues                                                                        $ 1,414,386     $ 1,306,517        8%
Cost of services                                                                    333,561         285,749       17%
Sales and marketing expenses                                                         46,073          42,823        8%
Network expenses                                                                     98,935          64,645       53%
Depreciation                                                                        235,812         193,733       22%
Other operating expenses                                                            592,008         488,526       21%
Operating income                                                                    206,932         295,686      -30%
Charges to earnings (1)                                                             191,090               -       n/a
Operating income including charges to earnings                                       15,842         295,686       n/a
Non operating gain on sale of subsidiary stock (1)                                   78,734               -       n/a
Investment and other income                                                          42,706          66,455      -36%
Interest expense                                                                    107,585          92,695       16%
Charges to earnings (1)                                                               6,230               -       n/a
Income taxes                                                                          7,157          84,937      -92%
Convertible preferred dividends                                                       6,210           5,849        6%
Net income                                                                           10,100         178,660      -94%
Net income excluding special items (1)                                               94,087         178,660      -47%

Per-Share Data (2)
Basic net income per share of common stock                                      $       .04      $      .70      -94%
Basic net income per share of common stock excluding special items              $       .37      $      .70      -47%
Basic net income per share of common stock excluding special items and ELI      $       .46      $      .77      -40%
Weighted average shares                                                             252,563         253,592        0%

(1) Special items impacting the 1997 income statement include charges to earnings of $197.3 million ($135.2 million after tax) and a non operating gain on sale of subsidiary stock of $78.7 million ($51.2 million after tax).
(2) Adjusted for subsequent stock dividends and stock splits and used in the calculation of all per share data. No adjustment has been made for the Company's .75% first quarter 1998 stock dividend because the effect is immaterial. (3) ELI is Electric Lightwave, Inc., the Company's competitive local exchange subsidiary.